                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY

================================================================================



                        AGREEMENT AND PLAN OF MERGER


                                   between


                         GRETAG IMAGING GROUP, INC.


                          GRETAG ACQUISITION CORP.


                                     and


                            RASTER GRAPHICS, INC.


                         Dated as of October 6, 1998



================================================================================

                              TABLE OF CONTENTS
                              -----------------

                                                                                   Page
                                                                                   ----

ARTICLE 1    The Merger............................................................  2
             1.1.    The Merger....................................................  2
             1.2.    The Closing...................................................  2
             1.3.    Effective Time................................................  2

ARTICLE 2    Certificate of Incorporation and Bylawsof the Surviving
             Corporation...........................................................  3
             2.1.    Certificate of Incorporation..................................  3
             2.2.    Bylaws........................................................  3

ARTICLE 3    Directors and Officers of the Surviving Corporation...................  3
             3.1.    Directors.....................................................  3
             3.2.    Officers......................................................  3

ARTICLE 4    Effect of the Merger on Securitiesof Merger Sub and the
             Company...............................................................  3
             4.1.    Merger Sub Stock..............................................  3
             4.2.    Company Securities............................................  4
             4.3.    Exchange of Certificates Representing Common Stock............  5
             4.4.    Adjustment of Merger Consideration............................  6
             4.5.    Dissenting Company Stockholders...............................  6

ARTICLE 5    Representations and Warranties of the Company.........................  7
             5.1.    Existence; Good Standing; Corporate Authority.................  7
             5.2.    Authorization, Validity and Effect of Agreements..............  8
             5.3.    Compliance with Laws..........................................  8
             5.4.    Capitalization................................................  8
             5.5.    Subsidiaries..................................................  9
             5.6.    No Violation.................................................  10
             5.7.    Company Reports; Proxy Statement.............................  11
             5.8.    Litigation...................................................  12
             5.9.    Absence of Certain Changes...................................  13
             5.10.   Taxes........................................................  13
             5.11.   Employee Benefit Plans.......................................  15
             5.12.   Labor and Employment Matters.................................  16

                                                                                   Page
                                                                                   ----

             5.13.   Brokers and Finders..........................................  17
             5.14.   Fairness Opinion.............................................  17
             5.15.   Licenses and Permits.........................................  17
             5.16.   Environmental Matters........................................  17
             5.17.   Material Contracts...........................................  18
             5.18.   Intellectual Property; Technology............................  20
             5.19.   Required Vote of Company Stockholders........................  23
             5.20.   State Statutes...............................................  23
             5.21.   Disclosures..................................................  23

ARTICLE 6    Representations and Warranties of Purchaser and Merger Sub...........  24
             6.1.    Existence; Good Standing; Corporate Authority................  24
             6.2.    Authorization, Validity and Effect of Agreements.............  24
             6.3.    Proxy Statement..............................................  24
             6.4.    No Violation.................................................  24
             6.5.    Financing....................................................  25
             6.6.    Brokers and Finders..........................................  25

ARTICLE 7    Covenants............................................................  25
             7.1.    No Solicitation..............................................  25
             7.2.    Interim Operations...........................................  27
             7.3.    Filings; Other Action........................................  32
             7.4.    Access to Information........................................  33
             7.5.    Publicity....................................................  34
             7.6.    Further Action...............................................  34
             7.7.    Insurance; Indemnity.........................................  35
             7.8.    Restructuring of Merger......................................  35
             7.9.    Employees and Employee Benefit Plans.........................  36
             7.10.   Stockholder Approval; Preparation of Proxy Statement.........  36
             7.11.   Additional Agreements of the Company.........................  38
             7.12.   Transfer Taxes...............................................  39

ARTICLE 8    Conditions...........................................................  39
             8.1.    Conditions to Each Party's Obligation to Effect the Merger...  39
             8.2.    Additional Conditions to Obligations of Purchaser and
                     Merger Sub to Effect the Merger..............................  40

                                                                                   Page
                                                                                   ----

             8.3.    Additional Conditions to Obligations of the Company..........  41

ARTICLE 9    Termination; Amendment; Waiver.......................................  41
             9.1.    Termination..................................................  41
             9.2.    Effect of Termination........................................  44
             9.3.    Amendment....................................................  44
             9.4.    Extension; Waiver............................................  44

ARTICLE 10   General Provisions...................................................  45
             10.1.   Nonsurvival of Representations and Warranties................  45
             10.2.   Notices......................................................  45
             10.3.   Assignment; Binding Effect...................................  45
             10.4.   Entire Agreement.............................................  46
             10.5.   Fees and Expenses............................................  46
             10.6.   Governing Law................................................  47
             10.7.   Headings.....................................................  48
             10.8.   Interpretation...............................................  48
             10.9.   Investigations...............................................  48
             10.10.  Severability.................................................  48
             10.11.  Enforcement of Agreement.....................................  48
             10.12.  Counterparts.................................................  49

DEFINITIONS .......................................................................  v

DISCLOSURE SCHEDULE

EXHIBIT I   Memorandum of Understanding

                                  DEFINITIONS


              Defined Term                  Section Reference
              ------------                  -----------------

"Acquisition Agreement"                  Section 7.1(b)
 ---------------------
"Acquisition Proposal"                   Section 7.1
 --------------------
"affiliate"                              Section 10.8
 ---------
"Agreement"                              First Paragraph
 ---------
"associate"                              Section 10.8
 ---------
"Board" or "Board of Directors"          Section 7.15
 -----      ------------------
"Cap"                                    Section 7.7(a)
 ---
"Certificate"                            Section 4.2(b)
 -----------
"Closing"                                Section 1.2
 -------
"Closing Date"                           Section 1.2
 ------------
"Commercial Software"                    Section 5.18(h)
 -------------------
"Common Stock"                           Section 4.2(a)
 ------------
"Company"                                First Paragraph
 -------
"Company Benefit Plans"                  Section 5.11
 ---------------------
"Company Intellectual Property"          Section 5.18(b)
 -----------------------------
"Company Owned Intellectual Property"    Section 5.18
 -----------------------------------
"Company Reports"                        Section 5.7(a)
 ---------------
"Company Software"                       Section 5.18(h)
 ----------------
"Company Stockholder Approval"           Section 5.19
 ----------------------------
"Computer Systems"                       Section 5.18(i)
 ----------------
"Consents"                               Section 7.3
 --------
"Contract" or "Contracts"                Section 5.6
 --------      ---------
"Current Policies"                       Section 7.7(a)
 ----------------
"Delaware Courts"                        Section 10.6
 ---------------
"Derivative" or "Derivatives"            Section 5.17
 ----------      -----------
"DGCL"                                   Section 4.5
 ----
"Disclosure Letter"                      Section 5
 -----------------
"Dissenting Common Stock"                Section 4.5
 -----------------------
"Effective Time"                         Section 1.3
 --------------
"Employee Agreements"                    Section 5.11
 -------------------
"Encumbrances"                           Section 5.5
 ------------

                                      iv

"Environmental Laws"                     Section 5.16(a)
 ------------------
"excess parachute payment"               Section 5.11
 ------------------------
"Exchange Act"                           Section 5.6
 ------------
"Exchange Fund"                          Section 4.3(a)
 -------------
"Fairness Opinion"                       Section 5.14
 ----------------
"Foreign Antitrust Laws"                 Section 5.6
 ----------------------
"Governmental Entity"                    Section 5.3
 -------------------
"group"                                  Section 8.2(g)
 -----
"Hazardous Substances"                   Section 5.16(b)
 --------------------
"HSR Act"                                Section 5.6
 -------
"Information Statement"                  Section 5.7(b)
 ---------------------
"Inkjet Business"                        Option Agreement
 ---------------
"Inkjet Option"                          Option Agreement
 -------------
"Intellectual Property"                  Section 5.18(j)
 ---------------------
"Laws"                                   Section 5.3
 ----
"Litigation"                             Section 5.8
 ----------
"Loan Agreement"                         Recitals
 --------------
"Losses"                                 Section 7.7(b)
 ------
"Material Adverse Effect"                Section 5.1
 -----------------------
"Material Contracts"                     Section 5.17
 ------------------
"Material Delaying Effect"               Section 5.6
 ------------------------
"Maximum Expense Amount"                 Section 10.5(b)
 ----------------------
"Merger"                                 Section 1.1
 ------
"Merger Consideration"                   Section 4.2(a)
 --------------------
"Merger Sub"                             First Paragraph
 ----------
"MOU"                                    Section 5.8
 ---
"Option" or "Options"                    Section 4.2(d)
 ------      -------
"Option Agreement"                       Recitals
 ----------------
"Other Antitrust Consents"               Section 7.3
 ------------------------
"Other Antitrust Filings"                Section 7.3
 -----------------------
"Paying Agent"                           Section 4.3(a)
 ------------
"Pending Reports"                        Section 7.10(c)
 ---------------
"Permits"                                Section 5.15
 -------
"Preferred Stock"                        Section 5.4
 ---------------
"Proxy Statement"                        Section 7.10(b)
 ---------------


"Purchaser"                              First Paragraph
 ---------
"Purchaser Expenses"                     11.5(b)
 ------------------
"Regulatory Filings"                     Section 5.6
 ------------------
"Requisite Regulatory Approvals"         Section 8.1(f)
 ------------------------------
"Rights"                                 Section 5.4
 ------
"Rights Agreement"                       Section 5.4
 ----------------
"Settlement"                             Section 5.8
 ----------
"SEC"                                    Section 5.7
 ---
"Securities Act"                         Section 5.7(a)
 --------------
"Seiko Epson Agreement"                  Section 7.11(d)
 ---------------------
"Software"                               Section 5.18(k)
 --------
"Stock Option Plans"                     Section 4.2(d)
 ------------------
"Stock Purchase Plan"                    Section 5.4
 -------------------
"Stockholders Agreement"                 Recitals
 ----------------------
"Stockholders Meeting"                   Section 7.10
 --------------------
"Subsidiary"                             Section 10.8
 ----------
"Superior Proposal"                      Section 7.1
 -----------------
"Surviving Corporation"                  Section 1.1
 ---------------------
"Tax" or "Taxes"                         Section 5.10(l)
 ---      -----
"Tax Return"                             Section 5.10(l)
 ----------
"Termination Amount"                     Section 10.5(b)
 ------------------
"Unaudited 1998 Financial Statements"    Section 5.7
 -----------------------------------
"Vested Options"                         Section 4.2(d)
 --------------

                         AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1998 (this "Agreement"), among Gretag Imaging Group, Inc., a Delaware corporation
 ---------
("Purchaser"), Gretag Acquisition Corp., a Delaware corporation and a wholly
-----------
owned subsidiary of Purchaser ("Merger Sub"), and Raster Graphics, Inc., a
                                ----------
Delaware corporation (the "Company").
                           -------

                                   RECITALS

      WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company each have determined that it is advisable and in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, concurrently with the execution of this Agreement and as an inducement to Purchaser's and Merger Sub's willingness to enter into this Agreement, the Purchaser and the Company are entering into an Asset and Subsidiary Stock Option Agreement (the "Option Agreement"), pursuant to which
                                        ----------------
Purchaser shall have the right, upon the occurrence of certain conditions, to purchase certain assets of the Company and/or the shares of Onyx Graphics Corporation ("O-Sub"), a wholly owned Subsidiary of the Company;
              -----

      WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Purchaser's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company, Purchaser and Merger Sub are entering into a Stockholders Agreement (the "Stockholders
                                                            ------------
Agreement"), pursuant to which such stockholders have agreed, among other
---------
things, to vote their shares in favor of the Merger;

      WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by the Option Agreement and the Stockholders Agreement;

      WHEREAS, concurrently with the execution of this Agreement, the Company and Purchaser have entered into a Loan and Pledge Agreement, dated as of the date hereof (the "Loan Agreement") pursuant to which Purchaser has agreed to
                  --------------
advance certain amounts to the Company; and

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER

       1.1  The Merger.  Subject to the terms and conditions of this Agreement,
            ----------
at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving
                                ------
corporation in the Merger (sometimes hereinafter referred to as the "Surviving
                                                                     ---------
Corporation").  The Merger shall have the effects specified in the DGCL.
-----------

       1.2  The Closing.  Subject to the terms and conditions of this Agreement,
            -----------
the closing of the Merger (the "Closing") shall take place at the offices of
                                -------
Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 8 or at such other time,
                                            ---------
date or place as Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."
                                                  ------------

       1.3  Effective Time.  If all the conditions to the Merger set forth in
            --------------
Article 8 shall have been fulfilled or waived in accordance herewith and this
---------
Agreement shall not have been terminated as provided in Article 9, the parties
                                                        ---------
hereto shall cause a Certificate of Merger meeting the requirements of Sections 103 and 251 of the DGCL to be properly executed and filed in accordance with such Sections on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").
                                   --------------

                                   ARTICLE 2

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATION

       2.1  Certificate of Incorporation.  The Certificate of Incorporation of
            ----------------------------
Merger Sub in effect immediately prior to the Effective Time shall be adopted as the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Raster Graphics, Inc."

       2.2  Bylaws.  The Bylaws of the Company in effect immediately prior to
            ------
the Effective Time shall be adopted as the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

       3.1  Directors.  The directors of Merger Sub immediately prior to the
            ---------
Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

       3.2  Officers.  The officers of the Company immediately prior to the
            --------
Effective Time, together with such additions thereto as Merger Sub shall designate, shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.


                                   ARTICLE 4

                      EFFECT OF THE MERGER ON SECURITIES
                         OF MERGER SUB AND THE COMPANY

       4.1  Merger Sub Stock.  At the Effective Time, each share of common
            ----------------
stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

       4.2   Company Securities.
             ------------------

       (a) At the Effective Time, each share of Common Stock, par value $0.001 per share (the "Common Stock") of the Company, together with the associated
                ------------
Rights, issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company or owned or held by any of their respective Subsidiaries, all of which shall be canceled as provided in Section 4.2(c), and other than shares of
                                 --------------
Dissenting Common Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $1.2968 per share, without interest (the "Merger
                                                           ------
Consideration").  Except where the context otherwise requires, all references
-------------
herein to shares of Common Stock shall include the associated Rights.

       (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser, the Company and each of their respective Subsidiaries) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.3 upon the surrender of a certificate or certificates
                -----------
(a "Certificate") representing such shares of Common Stock or, with respect to
    -----------
shares of Dissenting Common Stock, payment of the appraised value of shares of Dissenting Common Stock in accordance with Section 4.5.
                                           -----------

       (c) Each share of Common Stock issued and owned or held by Purchaser, Merger Sub, the Company or any of their respective Subsidiaries at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

       (d)   All options (individually, an "Option" and collectively, the
                                            ------
"Options") outstanding immediately prior to the Effective Time under any Company
 -------
stock option plan or stock purchase plan (the "Stock Option Plans"), whether or
                                               ------------------
not then exercisable, shall be canceled and each holder of an Option will be entitled to receive, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this Section 4.2(d) shall be subject to all applicable withholding
                 --------------
of taxes.  The Company shall use its reasonable best efforts to obtain all necessary consents of the holders of Options to the cancellation of the Options in accordance with this Section 4.2(d).
                                    --------------

       4.3  Exchange of Certificates Representing Common Stock.
            --------------------------------------------------

       (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $100,000,000 and which is reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying
                                                                         ------
Agent"). Purchaser shall, or shall cause the Surviving Corporation to, provide
-----
the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) and to make all payments in connection
                         --------------
with the Options pursuant to Section 4.2(d), as and when such amounts are needed
                             --------------
by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."
 -------------

       (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that
                             -
delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such
                            --
Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.2, and the shares
                                                  -----------
represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

       (c) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.
                 ---------

       (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for
     ---------
payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

       (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

       (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

       4.4  Adjustment of Merger Consideration.  If, subsequent to the date of
            ----------------------------------
this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

       4.5  Dissenting Company Stockholders.  Notwithstanding any provision of
            -------------------------------
this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the
              -----------------------
Delaware General Corporation Law ("DGCL") will not be exchangeable for the right
                                   ----
to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.5, if (i) the Merger is rescinded or
                               -----------      -
abandoned or (ii) the stockholders of the Company revoke the authority to effect
              --
the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company will give Purchaser prompt notice of any demands and withdrawals of such demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.


                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Purchaser and Merger Sub as of the date hereof and as of the Effective Time as follows, except as specifically disclosed in the writing from the Company to Purchaser and Merger Sub that is dated the date of this Agreement and that is identified by the Company to Purchaser as the disclosure letter to this Agreement (the "Disclosure
                                                                      ----------
Letter"):
------

       5.1  Existence; Good Standing; Corporate Authority.  Each of the Company
            ---------------------------------------------
and its Subsidiaries is (i) a corporation duly incorporated, validly existing
                         -
and in good standing under the laws of its jurisdiction of incorporation and
(ii) is duly licensed or qualified to do business as a foreign corporation and
 --
is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Each of
                                          -----------------------
the Company and its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect.

       5.2  Authorization, Validity and Effect of Agreements.  The Company has
            ------------------------------------------------
the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by the Company, the execution and delivery of the Stockholders Agreement by the stockholders who are parties thereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement, the Stockholders Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby (other than the approval of this Agreement and the Merger by the holders of a majority of the shares of Common Stock, if required by applicable law). The Board of Directors has duly adopted resolutions determining that the Merger is advisable and the terms of the Merger are fair to, and in the best interests of, the Company and the Company's stockholders and recommending that the Company's stockholders approve the Merger and this Agreement. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement and the Option Agreement each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

       5.3  Compliance with Laws.  Except as set forth in the Disclosure Letter,
            --------------------
neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local
                             ----
judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental
                                                                   ------------
Entity") applicable to the Company or any of its Subsidiaries or any of their
------
respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

       5.4  Capitalization.  The authorized capital stock of the Company
            --------------
consists of 50,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, $0.001 par value (the "Preferred Stock"). As of October 5, 1998, (a)
                              ---------------                             -
9,599,525 shares of Common Stock were issued and outstanding, (b) 30,000 shares
                                                               -
of Preferred Stock were subject to Preferred Stock Purchase Rights ("Rights")
                                                                     ------
issued pursuant to the Preferred Shares Rights Agreement, dated as of February 4, 1998, between the Company and U.S. Stock

Transfer Corporation, as rights agent (the "Rights Agreement"), (c) Options to
                                            ----------------     -
purchase an aggregate of 1,628,408 shares of Common Stock were outstanding, 1,628,408 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and 430,300 shares were reserved for future grants under the Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, (d)
                                                                            -
no shares of Common Stock were held by the Company in its treasury, and (e) no
                                                                         -
shares of Common Stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Warrants and the Options, the Company has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Disclosure Letter sets forth for each Option and Warrant, (i) its exercise price, (ii) its expiration date, (iii) the first date
          -                       --                        ---
upon which it becomes exercisable, and (iv) the number of shares of Common Stock
                                        --
(or the securities) for which it is exercisable. Since December 31, 1997, the Company (i) has not issued any shares of Common Stock, (ii) has granted Options
         -                                              --
to purchase an aggregate of 487,900 shares of Common Stock under the Stock Option Plans, and (iii) has not split, combined or reclassified any of its
                   ---
shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, the Options and pursuant to the Loan Agreement and except as set forth in this Section 5.4 or in the Disclosure
                                          -----------
Letter, there are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, other than outstanding Options, there are no awards outstanding under the Stock Option Plans or any other outstanding stock-related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Options or any Company Benefit Plan. Except as set forth in the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

       5.5  Subsidiaries.  Except as set forth in the Disclosure Letter, (i) the
            ------------                                                  -
Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the
                                                        --
outstanding shares of capital stock of each of the Company's Subsidiaries (other than O-Sub) is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Each of the outstanding shares of capital stock of O-Sub is
  ------------
duly authorized, validly issued, fully paid and nonassessable and is owned directly by the Company, free and clear of all Encumbrances. The Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and
                                                       -
jurisdiction of incorporation or organization; (ii) its authorized capital stock
                                                --
or share or equity capital; (iii) the number of issued and outstanding shares of
                             ---
capital stock or share or equity capital; and (iv) the holder or holders of such
                                               --
shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

       5.6  No Violation.  Except as set forth in the Disclosure Letter, neither
            ------------
the execution and delivery by the Company of this Agreement or the Option Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any
                          -
provisions of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries; (ii) violate,
                                                                   --
conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries (including, without limitations, the assets subject to the Option Agreement and the shares of O-Sub) under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"), except for any of the
           --------                     ---------
foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect, prevent or materially delay the consummation of the transactions contemplated hereby (a "Material Delaying Effect") or prevent or
                                     ------------------------
materially delay the consummation of the transactions
contemplated by the Option Agreement; (iii) other than the filings provided for
                                       ---
in Section 1.3, the filings required under the Hart-Scott-Rodino Antitrust
   -----------
Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934,
                               -------
as amended, and the rules and regulations promulgated thereunder (the "Exchange
                                                                       --------
Act"), or filings in connection with the maintenance of qualification to do
---
business in other jurisdictions (the filings disclosed in the Disclosure Letter in response to this clause (iii), the other filings referred to in this clause
(iii) and the Other Antitrust Filings and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent,
                                     ------------------
approval or authorization of, or declaration, filing or registration with, any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") or any
                                               ----------------------
other Law of any foreign jurisdiction, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect or a Material Delaying Effect; or (iv) violate any Laws
                                                  --
applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

       5.7  Company Reports; Proxy Statement.  (a)  The Company has made
            --------------------------------
available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it for filing with the Securities and Exchange Commission (the "SEC") since December
                                                         ---
31, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, as amended or restated, the "Company Reports"). As
                                                         ---------------
of their respective dates (or the respective dates of the latest amendment thereto or restatement thereof), the Company Reports and, when filed, the Pending Reports, (i) complied, or will comply, as to form in all material
                  -
respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the
                                                        --------------
Exchange Act and (ii) did not, or will not, contain any untrue statement of a
                  --
material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The unaudited financial statements of the Company for the periods ended March 31, 1998 and June 30, 1998 (the "Unaudited
                                                                     ---------
1998 Financial Statements"), previously provided to Merger Sub have been
-------------------------
prepared using the same accounting principles and policies and in a manner consistent with the financial statements of the Company and its Subsidiaries for the period ended December 31, 1996 and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of March 31, 1998 and June 30, 1998, respectively, and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods ended March 31, 1998 and June 30, 1998, respectively. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i)
                                                                     -
liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of December 31, 1997, included in the Company Reports or (ii) liabilities and obligations incurred in
                                    --
the ordinary course of business since that date which individually or in the aggregate would not have a Material Adverse Effect.

      (b) The Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC or first published, sent or distributed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to
            --------
any information included in the Proxy Statement that was provided by Purchaser or Merger Sub. If at any time prior to the Closing Date the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend the Proxy Statement, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

      5.8   Litigation.  Except as set forth in the Disclosure Letter, there are
            ----------
no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity)
                ----------
pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than those which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, no Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries. No Person has notified the Company that it or any other Person intends to terminate, renegotiate or otherwise modify or object to the settlement (the "Settlement"), reached on August 18, 1998, the terms of which
                 ----------
are identical in all material respects to the Memorandum of Understanding ("MOU") attached hereto as Exhibit I (with the changes specifically set forth in
  ---
the Disclosure Schedule), with respect to the In re Raster Graphics Securities
                                              --------------------------------
Litigation, No. C-980807-FMS pending in the United States District Court for the
----------------------------
Northern District of California and Ginter, et al. v. Raster Graphics, Inc. et
                                    ------------------------------------------
al., Civil No. CV 772401 pending in Santa Clara Superior Court (collectively,
------------------------
the "Settlement Litigation"), and to the knowledge of the Company, there is no
     ---------------------
reason that the Settlement will not be timely approved by the appropriate courts of competent jurisdiction in substantially the form described in the MOU. The aggregate amount of damages and costs (including legal fees) that the Company will incur as a result of the final disposition of the Litigation described in the second and fourth paragraphs of Schedule 5.8 of the Disclosure Letter shall not exceed $400,000.

       5.9  Absence of Certain Changes.  Except as set forth in the Disclosure
            --------------------------
Letter, since December 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any Material Adverse Effect suffered by
                                   -
the Company or any of its Subsidiaries; (ii) any declaration, setting aside or
                                         --
payment of any dividend or other distribution with respect to the capital stock of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iii) any
                                                                   ---
change in accounting principles, practices or methods; (iv) any entry into or
                                                        --
amendment of any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; (v) any entry into or amendment of any increase in the
                          -
rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; (vi) any revaluation by the Company or any of its
                          --
Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable; (vii) any transaction
                                                    ---
or commitment made by the Company or any of its Subsidiaries to buy or sell any assets that are or would be material to the Company's business; or

(viii) any other transaction or event that, had it occurred after the date of
-----
this Agreement, would constitute a breach of the covenant contained in Section
                                                                       -------
7.2(b).
------

      5.10.  Taxes.  Except as set forth in the Disclosure Letter:
             -----

      (a) Each of the Company and its Subsidiaries has timely filed (subject to extensions) all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and has duly paid or caused to be paid on its behalf all Taxes shown to be due on such returns or otherwise due and payable. Such Tax Returns of the Company and the Subsidiaries are true and complete in all material respects, except where failure to be so true or complete would not have a Material Adverse Effect. The most recent consolidated financial statements contained in the Company Reports reflect an adequate reserve in accordance with generally accepted accounting principles for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no waivers of the time to assess any Taxes are outstanding, and no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force. No material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination.

      (c) There are no material Encumbrances for Taxes on any of the assets of the Company or the Subsidiaries or the shares of O-Sub (other than for current taxes not yet due and payable).

      (d) The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

      (e)    None of the Company or the Subsidiaries has filed a consent under
Section 341(f) of the Code.

      (f) None of the Company or the Subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Section 280G of the Code.

      (g) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary is a party to any tax allocation, tax sharing agreement, any closing agreement or similar agreement relating to Taxes.

      (h) No U.S. federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any U.S. federal income or material state, local or foreign Taxes or Tax Returns of the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has received a written notice of any pending audit or proceeding.

      (i) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary has agreed to or is required to make any material adjustment under Section 481(a) of the Code.

      (j) The Company has not been (and will not be) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the 5-year period ending at the Effective Time.

      (k) The statute of limitations with respect to the U.S. federal income tax liability of the Company has expired with respect to the year 1993 and all earlier years.

      (l)    For the purpose of this Agreement, (A) the terms "Tax" or "Taxes"
                                                 -             ---      -----
shall mean all taxes, fees, duties, tariffs, levies, imposts, or other charges of any kind (together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto), including, without limitation, taxes or other charges on or with respect to income, franchise, gross receipts, property, sales, use, profits, capital stock, payroll, employment, social security, workers compensation, unemployment compensation or net worth, taxes or charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license registration and documentation fees; and customs duties, tariffs and similar charges of any kind whatsoever, and (B) the term "Tax Return" shall mean any
                                     -            ----------
report, return, document, declaration or any other information or filing required to be supplied to any taxing authority with respect to Taxes.

      5.11   Employee Benefit Plans.  All employee benefit plans and other
             ----------------------
benefit arrangements covering employees of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are required to contribute (the "Company
                                                                        -------
Benefit Plans") and all employee agreements providing compensation, severance,
-------------
retention, change in control or other benefits to any employee or former employee of the Company or any of its Subsidiaries, other than agreements which have been satisfied in full (the "Employee Agreements") are set forth in the
                                  -------------------
Disclosure Letter. True and complete copies of (1) the Company Benefit Plans and
                                                -
any related agreement, (2) the most recent annual report and actuarial valuation
                        -
(if applicable), and (3) the Employee Agreements have been made available to
                      -
Purchaser. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each Company Benefit Plan that the Company does not maintain and administer has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto, and to the knowledge of the Company, each other Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any current or expected liability with respect to any Company Benefit Plan that is not fully reflected in the materials delivered to Purchaser as described above nor is any asset of the Company nor any of its Subsidiaries subject to any lien under Code section 401(a)(29), ERISA section 302(f) or Code section 412(n), ERISA section 4068 or arising out of any action filed under ERISA section 4301(b). Neither the Company nor any of its Subsidiaries that is, or has been treated as a "single employer" together with the Company under section 414(b), 414(c) or 414(m) of the Code, has incurred any liability which can subject any of the parties to this Agreement to material liability under section 4062, 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries is required to contribute to any multi-employer plan within the meaning of section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability within the meaning of section 4201 of ERISA. Except as described in the Company Reports, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, and neither the Company nor any of its

Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Disclosure Letter, (i) the execution of,
                                                         -
and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (ii) no payment or benefit which will or may be made by the
                     --
Company, any of its Subsidiaries, or Purchaser or Merger Sub with respect to any employee will constitute an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

      5.12  Labor and Employment Matters.  Except as set forth in the Disclosure
            ----------------------------
Letter, (a) neither the Company nor any of its Subsidiaries is a party to, or
         -
bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) except as would
                                                             -
not, individually or in the aggregate, have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual
    -
grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, (ii) activity or
                                                              --
proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes,
                                               ---
slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and its Subsidiaries each is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

      5.13  Brokers and Finders. Except for Hambrecht and Quist pursuant to an
            -------------------
engagement letter, a true and complete copy of which has previously been delivered to Purchaser, no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

      5.14  Fairness Opinion.  The Company has received the opinion (the
            ----------------
"Fairness Opinion") of Hambrecht and Quist to the effect that, as of the date of
-----------------
this Agreement, the terms of the Merger and the Merger Consideration are fair from a financial point of view to the holders of Common Stock. The Company has been authorized by Hambrecht and Quist to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by Hambrecht and Quist (such consent not to be unreasonably withheld or delayed), in the Proxy Statement.

      5.15  Licenses and Permits.  Except as set forth in the Disclosure Letter,
            --------------------
the Company and its Subsidiaries have, and/or have caused to be maintained, all necessary licenses, permits, certificates of need, approvals and authorizations (collectively, "Permits") from all Governmental Entities required to lawfully
                -------
conduct their respective businesses as presently conducted, except for those Permits the lack of which, individually or in the aggregate, would not have a Material Adverse Effect, and (a) no Permit is subject to revocation or
                              -
forfeiture by virtue of any existing circumstances, (b) there is no Litigation
                                                     -
pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment,
             -
stipulation, or investigation that would be likely to affect such Permit, except for instances of any of the foregoing items (a) through (c) which, individually or in the aggregate, would not have a Material Adverse Effect.

      5.16  Environmental Matters.  (a)  Except as set forth in the Disclosure
            ---------------------
Letter, the Company and each of its Subsidiaries' operation and use of its assets, including its owned and leased real property, are in compliance in all respects with all applicable Laws relating to the protection of human health or the environment ("Environmental Laws"), except to the extent that any such
                  ------------------
noncompliance would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have obtained all environmental, health and safety permits necessary for the operation of its respective business as presently conducted, and all such permits are in full force and effect and the Company and each of its Subsidiaries are in compliance in all respects with the terms and conditions of each such permit, except, in each case, to the extent that any such noncompliance would not have a Material Adverse Effect on the Company. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of, nor is there, any administrative or judicial investigation, proceeding or action with respect to any material violation, alleged or proven, of Environmental Laws by the Company or any of its subsidiaries or otherwise involving its owned or leased real property.

      (b) Except as set forth in the Disclosure Letter, none of the Company or any of its Subsidiaries has taken or failed to take any action that has resulted in or will result in any liability or obligation relating to (x) the
                                                              -
environmental conditions on, under, or about the assets of the Company or any of its Subsidiaries or any of their respective owned or leased real property, or any properties owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use,
                                                  -
management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substances, except in the case of clauses (x) and (y) above, to the extent such liability or obligation would not have a Material Adverse Effect.

      "Hazardous Substances" means asbestos-containing material and any and all
       --------------------
hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.

      5.17  Material Contracts.  The Disclosure Letter sets forth a list as of
            ------------------
the date hereof of all (i) Contracts for borrowed money or guarantees thereof,
                        -
other than Contracts entered into in the ordinary course of business consistent with the past practice of the Company involving less than $25,000 individually or $250,000 in the aggregate or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company's wholly owned Subsidiaries, (ii) Contracts involving any rate swap transaction, basis swap,
               --
forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions (each a "Derivative" and collectively, "Derivatives"), other than Derivatives
         ----------                     -----------
entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser, (iii) Contracts containing covenants by the
                                    ---
Company or any Subsidiary restricting its ability or the ability of any of the affiliates of the Company or any of its Subsidiaries to engage in any line of business, (iv) Contracts to purchase materials, supplies or other assets, other
           --
than purchase orders entered into in the ordinary course of business consistent with the past practice of the Company and other Contracts involving obligations of less than $25,000 individually and $250,000 in the aggregate, (v) Contracts
                                                                  -
to purchase or acquire advertising or other product promotion or brand support other than spot orders purchased in the ordinary course of business or involving commitments by the Company of less than $25,000, (vi) Contracts with
                                                  --
distributors, brokers or sales agents for the distribution of the products of the Company, other than Contracts involving or likely to involve payments of less than $200,000 per year, (vii) Contracts entered into by the Company since
                              ---
January 1, 1993 and in which the Company's surviving liability (including indemnities) could reasonably be expected to exceed $100,000 and involving the sale or other disposition by the Company of one or more business units, divisions or entities (including former

Subsidiaries), (viii) Contracts involving the investment, including by way of
                ----
capital contribution, loan or advance, by the Company or any of its Subsidiaries of more than $25,000 in any other person, firm or entity (other than wholly-owned Subsidiaries), other than investments no longer owned by the Company or its Subsidiaries, (ix) promotion Contracts in the United States with the
                   --
Company's ten largest customers having a term of longer than three (3) months, and (x) other Contracts under which the obligation of the Company and its
     -
Subsidiaries is $100,000 or more or are otherwise material to the business of the Company and its Subsidiaries, taken as a whole (all Contracts described in each of the categories (i) through (x) above, "Material Contracts"). All
                                               ------------------
Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect.

      5.18  Intellectual Property; Technology.
            ---------------------------------

      (a) The Disclosure Letter sets forth a complete and correct list of all Intellectual Property that is owned by the Company or any Subsidiary (the

"Company-Owned Intellectual Property"), provided that Company-Owned Intellectual
------------------------------------
Property shall include, but the Disclosure Letter need not set forth, inventions, processes, formulae, trade secrets, know-how or confidential information that are not reduced to tangible form or that are not susceptible to legal protection by filing or registration with any Governmental Entity.

      (b) Except as set forth in the Disclosure Letter, all the Intellectual Property used by the Company or any Subsidiary or held by it for future use in connection with, necessary for the conduct of or otherwise material to the operation of the business of the Company (the "Company Intellectual Property"),
                                               -----------------------------
is owned by the Company or such Subsidiary. Except as set forth in the Disclosure Letter, the Company or a Subsidiary has the exclusive right to use the Company Intellectual Property for the life thereof for the purpose or purposes for which it is being used or intended to be used, free from (i) any
                                                                       -
Encumbrances and (ii) any requirement of royalty payments, obligations, license
                  --
fees, charges or other payments, or material conditions or restrictions whatsoever. Immediately after the Effective Time, the Surviving Corporation shall own or have licensed to it all the Company Intellectual Property, in each case free from Encumbrances and on the same terms and conditions as in effect prior to the Effective Date.

      (c) There is no Company Intellectual Property that the Company does not either own or have the right to use.

      (d) The Disclosure Letter sets forth all written or oral agreements and arrangements (i) pursuant to which the Company or a Subsidiary has licensed
              -
Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person, and (ii) pursuant to which the Company or a
                                        --
Subsidiary has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements and arrangements set forth in the Disclosure Letter: (i) are in full force and effect and
                                  -
enforceable in accordance with their terms, and no default exists or is threat ened thereunder by the Company or a Subsidiary or any other Person, (ii) license
                                                                     --
or permit that which they purport to license or permit, (iii) are free and clear
                                                         ---
of all Encumbrances, and (iv) do not contain any change in control or other
                          --
terms or conditions that will become applicable or inapplicable as a result of the consummation of the trans actions contemplated by this Agreement or the Option Agreement.

      (e) The conduct of the business of the Company and the Subsidiaries does not infringe any Intellectual Property or other rights of any Person. None of the Company Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from the Company, except as set forth in the Disclosure Letter.

      (f) No claim or demand of any Person has been made or, to the knowledge of the Company, threatened, nor is there any litigation that is pending or, to the knowledge of the Company, threatened, that (i) challenges the rights of the
                                                -
Company in respect of any Company Intellectual Property, (ii) asserts that the
                                                          --
Company is infringing or otherwise in conflict with, or is (except as set forth in the Disclosure Letter) required to pay any royalty, license fee, charge or other amount with regard to, any Company Intellectual Property, or (iii) claims
                                                                    ---
that any default exists under any agreement or arrangement set forth or required to be disclosed in the Disclosure Letter. None of the Company Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity.

      (g) The Company-Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Laws. The Disclosure Letter sets forth a complete list of such Company-Owned Intellectual Property that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have taken all necessary actions to ensure full protection of the Company Intellectual Property under any applicable Law.

      (h) The Company or a Subsidiary has valid licenses to all copies of all Software that it utilizes in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by the Company or such
                       -------------------
Subsidiary of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by the Company or by a third party) is in full compliance with the terms and provisions of such licenses. The Company or such Subsidiary owns all right, title and interest in and to all Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to its customers (collectively, the "Company Software"), including but not limited to all Intellectual Property
     ----------------
rights therein and thereto, except for Commercial Software identified in the Disclosure Letter as Software incorporated into the Company Software. Set forth in the Disclosure Letter is a full and complete list of (i) the Company Software
                                                         -
and (ii) all Commercial Software utilized by the Company or a Subsidiary in
     --
connection with the conduct of its business. None of the Commercial Software or Company Software, and no use thereof by the Company or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the best knowledge of the Company, threatened. There are no defects in the Company Software that would prevent such Software from performing in all material respects the tasks and functions that it was intended to perform except those which can be cured without a Material Adverse Effect.

      (i)  The Company has conducted an inventory of all (i) Company Software
                                                          -
and (ii) Software owned or licensed by it as well as the hardware and embedded
     --
microcontrollers in non-computer equipment used by the Company in connection with, necessary for or otherwise material to the operation of its business (collectively, the "Computer Systems") in order to determine which parts of the
                    ----------------
Computer Systems are not Year 2000 Compatible and to estimate the cost of rendering such Computer Systems

Year 2000 Compatible prior to January 1, 2000. Based on the above-referenced inventory, the Company represents and warrants that the Computer Systems are either Year 2000 Compatible or will be Year 2000 Compatible prior to July 1, 1999; the estimated cost of rendering the Computer Systems Year 2000 Compatible is $50,000, of which $50,000 has been or will be incurred by the Company. "Year
                                                                           ----
2000 Compatible" means that the Computer Systems to the extent required for
---------------
their particular use (x) correctly perform date data century recognition, and
                      -
calculations that accommodate same century and multi-century formulas and date values; (y) operate or are expected to operate on a basis comparable to their
         -
current operation during and after calendar year 2000 A.D., including but not limited to leap years; and (z) shall not end abnormally or provide invalid or
                            -
incorrect results as a result of date data which represents or references different centuries or more than one century.

      (j)  "Intellectual Property" means the United States and foreign
            ---------------------
trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, Software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

      (k)  "Software" means all computer programs, including all source code and
            --------
object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and all related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items) and computer applications and operating programs.

      5.19  Required Vote of Company Stockholders.  Unless the Merger may be
            -------------------------------------
consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Company Stockholder Approval"). No greater or
                             ----------------------------
other vote of the stockholders of the Company is required by Law or the Certificate of Incorporation or Bylaws of the Company to adopt this Agreement and the Option Agreement and to approve the Merger and the transactions contemplated by the Option Agreement.

      5.20  State Statutes.  The Board of Directors has approved the Merger,
            --------------
this Agreement, the Option Agreement, the Loan Agreement and the Stockholders

Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement, the Loan Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement and the Stockholders Agreement, the provisions of
Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Option Agreement, the Loan Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement and the Stockholders Agreement. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement, the Loan Agreement the Stockholders Agreement or the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement or the Stockholders Agreement. The provisions of Section 2115 of the California General Corporation Law do not and shall not apply to the Company, the Merger or the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement or the Stockholders Agreement.

      5.21  Disclosures.  This Agreement and the Disclosure Letter furnished by
            -----------
the Company or any of its Subsidiaries pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 6

          REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

      Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Time as follows:

      6.1.  Existence; Good Standing; Corporate Authority.  Each of Purchaser
            ---------------------------------------------
and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      6.2.  Authorization, Validity and Effect of Agreements.  Each of Purchaser
            ------------------------------------------------
and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as applicable, and by Purchaser as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and the Option Agreement each constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with their respective terms.

       6.3  Proxy Statement.  None of the information supplied by Purchaser or
            ---------------
Merger Sub for inclusion in the Proxy Statement, at the respective times filed with the SEC and distributed to stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       6.4  No Violation.  Neither the execution and delivery of this Agreement
            ------------
or the Option Agreement by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will (i) violate, conflict
                                                         -
with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Merger Sub or Purchaser, in each as amended; (ii)
                                                                         --
other than the Regulatory Filings and pursuant to the Foreign Antitrust Laws, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; and
(iii) violate any Laws applicable to Purchaser or Merger Sub or any of their
 ---
respective assets, except for violations which, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

       6.5  Financing.  At the Effective Time, Purchaser will cause Merger Sub
            ---------
to have funds available to it sufficient to consummate the Merger on the terms contemplated hereby.

       6.6  Brokers and Finders.  No actions by Purchaser or Merger Sub or by
            -------------------
anyone acting on behalf of either of them has given rise to any valid claim against the Company for any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 7

                                   COVENANTS

       7.1  No Solicitation.  (a)  The Company and its Subsidiaries shall, and
            ---------------
shall direct and use reasonable efforts to cause their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative to, immediately cease any discussions or negotiations with any parties other than the Purchaser and Merger Sub that may be ongoing with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of
                         -
furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any
                                                 --
discussions or negotiations regarding an Acquisition Proposal; provided,
                                                               --------
however, that if, at any time prior to the adoption of this Agreement by the
-------
holders of Common Stock, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal that (I) was
                                                                          -
unsolicited or that did not otherwise result from a breach of this Section
                                                                   -------
7.1(a), and subject to compliance with Section 7.1(c), and (II) constitutes a
------                                 --------------       --
Superior Proposal, may (x) furnish non-public information with respect to the
                        -
Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y)
                                                                      -
participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.1(a) by the Company. For purposes of this
                    --------------
Agreement, "Acquisition Proposal" means any proposal or offer from any person
            --------------------
relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of any class of outstanding equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior
                                                                   --------
Proposal" means any bona fide proposal made by a third party to acquire,
--------
directly or indirectly, for consideration consisting of cash and/or securities, 100% of the voting power of the Common Stock of or all or substantially all the assets of the Company and its Subsidiaries and otherwise on terms which the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized standing (which opinion shall be provided to the Purchaser)) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or which, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by such third party.

      (b)  Neither the Board of Directors nor any committee thereof shall (i)
                                                                           -
withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an
              --
Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in
 ---
principle, acquisition agreement or other agreement (an "Acquisition Agreement")
                                                         ---------------------
with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, the Board of Directors shall have

(x) determined in good faith, based on the advice of outside counsel, that
--
failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (y) terminated this Agreement
                                                  -
pursuant to Section 9.1(c)(ii).
            ------------------

      (c) The Company shall promptly (but in any event within one day) advise the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

      (d)  Nothing contained in this Section 7.1 shall prohibit the Company from
                                     -----------
at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, based upon the advice of outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however,
                      --------  -------
neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.1(b), withdraw or modify, or propose to
                       --------------
withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company
          -----------------
pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes hereof.

      7.2.  Interim Operations.
            ------------------

      (a) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter or as otherwise required pursuant to this Agreement, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

            (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

            (ii) use its reasonable best efforts to preserve intact their business organizations and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 5.1 and 5.15, to keep available the services of their
                  ------------     ----
   officers and employees and to maintain, to the extent reasonably possible given the Company's current cash position and loan from Purchaser, satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them, including through the payment of additional compensation reasonably acceptable to Purchaser to such distributors, brokers and sales agents reasonably calculated to maintain at least the current level of merchandising, distribution and shelving;

            (iii) promptly notify Purchaser upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation, warranty or covenant contained in this Agreement no longer to be true and correct in all material respects;

            (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement (including the Pending Reports) and any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof; and

            (v) deliver, within 20 business days after the end of each accounting month, monthly consolidated financial statements, in the same format as heretofore furnished to Purchaser, for the Company and its Subsidiaries for and as of the end of each such month.

      (b) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

            (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

            (ii) except with respect to the Option Agreement, the Loan Agreement or the issuance in the aggregate of 20,000 shares of Common Stock in the ordinary course of business consistent with the past practice of the Company, issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof and disclosed in the Disclosure Letter) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

            (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

            (iv) except with respect to the Option Agreement and the Loan Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan;

            (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary);

            (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

            (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale leaseback transaction) except (i) for the sale of
                                                         -
   inventory in the ordinary course of business, (ii) for sales of other assets
                                                  --
   (other than assets subject to the Option Agreement) for fair value in the ordinary course of business provided that the proceeds of such other asset sales do not exceed $250,000 in any single transaction or $700,000 in the aggregate prior to the Effective Time, (iii) with respect to the Option
                                           ---
   Agreement and (iv) the dissolution of the Company's French subsidiary;
                  --

            (viii) settle or compromise any pending or threatened Litigation without Purchaser's consent (which consent will not be unreasonably withheld or delayed), other than (a) the Settlement on terms substantially similar to
                            -
   those described in the MOU, and (b) settlements of Litigations which involve
                                    -
   solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate;

            (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable
                   -
   instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, (c) payroll and
              -                                             -
   travel advances in the ordinary course of business and (d) investments in
                                                           -
   wholly owned Subsidiaries;

            (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has previously been delivered to Purchaser, or otherwise acquire assets having a value, in the aggregate, in excess of $50,000 not in the ordinary course of business;

            (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except (a) indebtedness incurred in the
                                             -
   ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities as disclosed in the Disclosure Letter, and

   (b) with respect to the Loan and Pledge Agreement, provided the terms of such
    -                                                 --------
   indebtedness have been approved by Purchaser in its reasonable discretion, and (c) for the incurrence, assumption or creation of indebtedness in the
        -
   ordinary course of business consistent with the past practice of the Company not exceeding $100,000 in any one instance or $250,000 in the aggregate at any one time outstanding; or amend in a manner materially adverse to the Company, any of the Company's existing credit facilities;

            (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $100,000 individually and $250,000 in the aggregate;

            (xiii) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material income tax liability except, in each case, if Purchaser is given reasonable prior notice thereof;

            (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or the purchase of shares or assets of the Company;

            (xv) grant or amend any stock-related or performance awards except for such awards in the ordinary cause of business consistent with past practice of the Company not to exceed $5,000 in the aggregate;

            (xvi) except with respect to agreements which are terminable at will by the Company without any material penalty to the Company, enter into or amend any legally binding employment, severance, retention, change in control, consulting or salary continuation agreements with any officers, directors, employees or former employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company;

            (xvii) adopt, amend or terminate any employee benefit plan policy, understanding or arrangement (except as expressly contemplated by this Agreement);

            (xviii) except for purchase orders for the sale of the Company's products in the ordinary course of business consistent with past practice, enter into (a) any agreements with distributors or sales agents other than
               -
   agreements terminable without penalty on less than 30 days' notice, (b) any
                                                                        -
   agreements to distribute products for others or which restrict the ability of the Company or its Subsidiaries or affiliates to compete or (c) any other
                                                                -
   agreements, other than agreements relating to product promotions or the Seiko Epson Agreement, that would constitute Material Contracts; or amend any of the foregoing agreements as exist on the date hereof;

            (xix) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except in connection with the transactions contemplated by this Agreement or the Option Agreement;

            (xx) make any material changes in the type or amount of their insurance coverages;

            (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to the Purchaser, change any accounting principles or practices used by the Company or its Subsidiaries;

            (xxii) effect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

            (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or, to the extent reasonably possible given the Company's current cash position and loan from Purchaser, the payment of accounts or notes payable except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

            (xxiv) enter into any Contracts for Derivatives, except for spot, option and forward Contracts entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser;

            (xxv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

            (xxvi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary; or

            (xxvii) agree in writing or otherwise to take any of the foregoing actions.

       7.3  Filings; Other Action.  Subject to the terms and conditions herein
            ---------------------
provided, the Company, Purchaser, and Merger Sub shall: (a) promptly make their
                                                         -
respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) cooperate and consult with one another
                                     -
in (i) determining which Regulatory Filings are required or, in the case of
    -
Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or, in the case of Other Antitrust Consents, permitted
 --------
to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement, the assignment of any Contract and the consummation of the transactions contemplated hereby, including, without limitation, (x) all such Regulatory
                                                     -
Filings and Consents as relate to Foreign Antitrust Laws (the "Other Antitrust
                                                               ---------------
Filings" and the "Other Antitrust Consents," respectively; collectively, the
-------           ------------------------
"Other Antitrust Filings and Consents"), (y) all Consents required to transfer
-------------------------------------     -
to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents and (z) all Consents set forth in Section 5.6 of the Disclosure Letter; (ii)
     -                                                                   --
preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such
                                             ---
Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (c) use their reasonable best
                                                -
efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. It is understood that it is principally the Company's obligation to use its reasonable best efforts to obtain the Consents described above as soon as practicable following the date hereof. Each of

Purchaser and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Merger under the HSR Act or Foreign Antitrust Laws; provided
                                                                    --------
that the foregoing shall not require Purchaser to take any action that could directly or indirectly (x) impose limitations on the ability of Purchaser
                        -
or Merger Sub (or any of their affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Purchaser, Merger Sub or the
Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is
                                                                        -
either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely
                                                      --
to have a Material Adverse Effect, (y) restrict any future business activity by
                                    -
Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries that (I) is either material to the business of Purchaser and its Subsidiaries or
      -
material to the business of the Company and its Subsidiaries, or (II) is
                                                                  --
reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries, or (z) otherwise adversely affect Purchaser, Merger Sub, the
                  -
Company or any of their respective affiliates or Subsidiaries in a manner that

(I) is either material to the business of Purchaser and its Subsidiaries or
--
material to the business of the Company and its Subsidiaries, or (II) is
                                                                  --
reasonably likely to have a Material Adverse Effect. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

       7.4  Access to Information.  From the date of this Agreement to the
            ---------------------
Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give Purchaser and its
                                               -
authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such
                                           --
copies and inspections thereof as Purchaser may reasonably request and (iii)
                                                                        ---
furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 7.4 shall affect
                                                        -----------
any representations or warranties made by the Company herein or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby.

       7.5  Publicity.  The Company and Purchaser shall, subject to their
            ---------
respective legal obligations, obtain the prior consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby or by the Option Agreement and in making any filings with any national securities exchange with respect thereto.

       7.6  Further Action.  (a)  Each party hereto shall, subject to the
            --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

      (b) The Company shall not, and the Company shall cause its Subsidiaries not to, take any action that could reasonably be expected to result in (i) any
                                                                        -
of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality becoming untrue, (ii) any of such
                                                    --
representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article 8 not being
                     ---                                     ---------
satisfied (subject to the Company's right to take actions specifically permitted by Section 7.1). The Company shall use, and the Company shall cause its
   -----------
Subsidiaries to use, their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Section
                                                                      -------
7.10(c) and Article 8.
-------     ---------

      (c) The Company shall confer with Purchaser on a regular and frequent basis as reasonably requested by Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by Purchaser, in writing of any material adverse change with respect to the Company. The Company shall promptly notify Purchaser in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Section
                                                                        -------
7.10(c) or Section 8.  The Company will promptly provide to Purchaser (and its
-------    ---------
counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Company will promptly apprise Purchaser of any developments with respect to the Settlement, and will provide to Purchaser (and its counsel) copies of all drafts of documents and all correspondence relating to the Settlement.

       7.7  Insurance; Indemnity.
            --------------------

       (a) For a period of four years after the Effective Time, Purchaser shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less
                         ----------------
advantageous to such parties than such Current Policies; provided, however, that
                                                         --------  -------
Purchaser shall not be required, in order to maintain or procure such coverage, to pay annual premiums in excess of $225,000 (the "Cap"); and provided, further,
                                                   ---        --------  -------
that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Purchaser shall only be required to obtain such coverage for such four-year period as can be obtained by paying annual premiums equal to the Cap.

       (b) For a period of four years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection
                                                         ------
with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

       7.8  Restructuring of Merger.  Upon the mutual agreement of Purchaser and
            -----------------------
the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

       7.9  Employees and Employee Benefit Plans.
            ------------------------------------

      (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation and any of its Subsidiaries to honor in accordance with their terms and the past practice of the Company all existing employment and severance agreements between the Company or any of its Subsidiaries, except as otherwise provided herein, and any officer, director, or employee of the Company or any of its Subsidiaries so long as such agreements shall have been identified to Purchaser in the Disclosure Letter and to the extent such terms are in effect on the date hereof or as otherwise provided

      (b) The Company will use its reasonable best efforts consistent with past practice and applicable law to enforce any existing non-compete and confidentiality provisions contained in agreements with employees and former employees.

      (c) From and for two years after the Effective Time, Purchaser will, or will cause Merger Sub, as applicable, to continue to provide each employee of the Company and its Subsidiaries with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to each such employee by the Company or any of its Subsidiaries, as applicable, on the Closing Date.

      (d) The Company will use its reasonable best efforts to apply for and receive from the Internal Revenue Service a favorable determination letter for the Raster Graphics, Inc. Employees 401(k) Savings Plan & Trust.

      7.10  Stockholder Approval; Preparation of Proxy Statement.  (a)  Subject
            ----------------------------------------------------
to the provisions of this Agreement, as promptly as practicable following the satisfaction or waiver by Purchaser of the conditions set forth in Section
                                                                   -------
7.10(c), the Company will (i) duly call, give notice of, convene and hold a
-------                    -
meeting of its stockholders (the "Stockholder Meeting") for the purpose of
                                  -------------------
obtaining the voting upon the Merger, and (ii) through its Board of Directors,
                                           --
declare the advisability of the Merger and recommend to its stockholders that the Company Stockholder Approval be given.

      (b) Subject to the provisions of this Agreement, as promptly as practicable following the satisfaction or waiver by Purchaser of the conditions set forth in Section 7.10(c), the Company will, at Purchaser's request, prepare
             ---------------
and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") with the SEC and will use its
                             ---------------
reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC as soon as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company agrees to notify the Purchaser a reasonable time prior to the filing or distribution of the Proxy Statement of such filing or distribution. The Company shall give the Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects; provided, that
                                                           --------
Purchaser shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

      (c) Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Purchaser, the Company shall neither (i) call a
                                                                   -
Stockholder Meeting for the purpose of voting on the Merger, nor (ii) file a
                                                                  --
Proxy Statement with the SEC or otherwise publish a Proxy Statement, unless and until each of the following conditions has been satisfied: (w) the Settlement
                                                            -
shall have been approved by all relevant parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU; (x) the
                                                                         -
Company shall have filed with the SEC the Company's Annual Report on Form 10-K for the Company's 1997 fiscal year, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 1998 and June 30, 1998, respectively and, if deemed necessary by the Company's auditors, restatements of the Company's Quarterly Reports for the quarterly periods ending March 31, 1997, June 30, 1997, and September 30, 1997, which reports (the "Pending Reports")
                                                           ---------------
shall comply in form and substance with the Exchange Act; (y) the Company shall
                                                           -
be in compliance with all reporting requirements applicable to the Company under the Securities Act and the Exchange Act except such requirements, the failure of with which to comply, would not, individually or in the aggregate, have a Material Adverse Effect and (z) Purchaser shall not have determined in its
                             -
reasonable discretion that Section 2115 of the California General Corporation Law applies to the Company, the Merger or any of the transactions contemplated by the Merger Agreement and the Option Agreement.

      (d) The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval.

      (e) Purchaser agrees to cause all shares of Common Stock owned by Purchaser or any Subsidiary of Purchaser to be voted in favor of the approval of the Merger.

      7.11  Additional Agreements of the Company.  (a)  The Company shall use
            ------------------------------------
its reasonable best efforts to file the Pending Reports as promptly as practicable after the date hereof, but in no event later than (i) October 15,
                                                               -
1998 for the Pending Reports for the periods ending in 1997 and (ii) November
                                                                 --
30, 1998 for the periods ending in 1998. The Company shall provide drafts of such filings to Purchaser at Purchaser's request and shall consider any comments suggested by Purchaser; provided, that the Company will not be in breach of the
                        --------
first sentence of this Section 7.11(a) due to Purchaser's delay in providing
                       ---------------
such comments to the Company.

      (b) The Company shall use its reasonable best efforts to insure that the Settlement shall be approved by all parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU.

      (c) Except with respect to the Option Agreement and the Loan Agreement, the Company shall (i) maintain the shares of O-Sub free and clear of all
                   -
Encumbrances for so long as either this Agreement or the Option Agreement remains in effect; and (ii) promptly (but no later than October 15, 1998)
                        --
either remove any and all Encumbrances from the other assets subject to the Option Agreement or provide to Purchaser evidence reasonably satisfactory to Purchaser that such Encumbrances will be removed prior to the exercise of the Inkjet Option.

      (d) The Company shall use its reasonable best efforts to finalize, execute and deliver an agreement with Seiko Epson Corporation (the "Seiko Epson
                                                                    -----------
Agreement") covering the same matters described in the Letter of Intent, dated
---------
April 22, 1997, between the Company and Seiko Epson Corporation, as soon as practicable, but in no event later than November 15, 1998.

      (e) The Company shall use its reasonable best efforts (including paying all delinquent franchise taxes) to (i) restore the Company and its Subsidiaries
                                    -
to good standing in the jurisdiction in which the Company or such Subsidiary, as applicable, is incorporated or organized, and (ii) restore the Company's and its
                                               --
Subsidiaries' licenses or qualifications to do business as foreign corporations and restore them to good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary. The Company shall use its reasonable best efforts to maintain the good standing, licensure and qualifications of the Company and its Subsidiaries in all relevant jurisdictions.

      7.12  Transfer Taxes.  Any liability for New York State Real Property
            --------------
Transfer Tax and similar real property transfer taxes and real property gains taxes imposed by any other state with respect to the transactions contemplated by this Agreement, together with applicable interest, penalties and additions thereto, if any, shall be paid or caused to be paid by the Purchaser.


                                   ARTICLE 8

                                  CONDITIONS

       8.1  Conditions to Each Party's Obligation to Effect the Merger.  The
            ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

       (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

       (b) None of the parties hereto shall be subject to any order, judgment, injunction, decree or ruling, or other action of a court or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger or the transactions contemplated by this Agreement; provided that
                                                               --------
each of the parties shall have used its reasonable best efforts to appeal as promptly as practicable any such order, judgment, injunction, decree, ruling or other action.

       (c) The Company Stockholder Approval shall have been obtained in accordance with the DGCL and the Company's Certificate of Incorporation and By-laws.

       (d)  Other than the filing provided for by Section 1.3, all Regulatory
                                                -----------
Filings and Consents (including the Other Antitrust Filings and Consents) which are necessary for the consummation of the Merger shall have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Delaying Effect (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such
                          ------------------------------
Requisite Regulatory Approvals shall be in full force and effect. There shall not be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited.


       8.2  Additional Conditions to Obligations of Purchaser and Merger Sub to
            -------------------------------------------------------------------
Effect the Merger.  The obligations of Purchaser and Merger Sub to effect the
-----------------
Merger shall be subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

      (a) The Settlement shall have been approved by all relevant parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU.

      (b)   (i) The representations or warranties made by the Company in this
             -
Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Purchaser in relation to its decision to consummate the transactions contemplated hereby, and (ii) the Company shall not have breached or failed to
                          --
comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement.

      (c) There shall not have been issued, delivered, sold or granted any shares of Common Stock pursuant to the Rights Agreement.

      (d) Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect.

      (e) The Seiko Epson Agreement, in form and substance reasonably satisfactory to Purchaser, shall have been executed and delivered by all parties thereto.

      (f) Each of the Company and its Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary.

       8.3  Additional Conditions to Obligations of the Company.  The
            ---------------------------------------------------
obligations of the Company to effect the Merger are subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

      (a) (i) The representations or warranties made by Purchaser in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, and (ii) Purchaser shall not have breached or failed to comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement.

      (b) Purchaser or Merger Sub shall have deposited the aggregate Merger Consideration with the Paying Agent.


                                   ARTICLE 9

                        TERMINATION; AMENDMENT; WAIVER

       9.1  Termination.  This Agreement may be terminated and the Merger
            -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any:

       (a)  by mutual written consent of the Company and Purchaser;

       (b)  by Purchaser or the Company if:

            (i) the Effective Time shall not have occurred on or before February 28, 1999 (provided that the right to terminate this Agreement
                      --------
   pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

            (ii) there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, injunction, decree, ruling or other action shall have become final and non-appealable; provided that the party terminating this Agreement has complied
               --------
   with the provisions of the penultimate sentence of Section 7.3; or

            (iii) the Company Stockholder Approval shall not have been obtained at a Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

      (c)   by the Company if:

            (i) (x) any of the respective representations or warranties made by
                 -
   Purchaser or Merger Sub in this Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually or in the aggregate, would not have a Material Adverse Effect, or (y) Purchaser or Merger Sub shall have breached or failed
                       -
   to comply in any material respect with any of its obligations under this Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by the Company to Purchaser;

            (ii)    the Company takes any of the actions described in Section
                                                                      -------
   7.1(b), provided, that the Company has notified Purchaser in writing of its
   ------  --------
   intent to take any such action five days prior to the termination of this Agreement, and the Acquisition Proposal at stake continues to be a Superior Proposal notwithstanding any modification by Purchaser of the terms of the Merger; provided further that the Company has complied with the provisions of
           -------- -------
   Sections 7.1(b) and (c); and provided further that such termination under
   ---------------     ---
   this Section 9.1(c)(ii) shall not be effective until (x) the Company has paid
        ------------------                               -
   to Purchaser or deposited with a mutually acceptable escrow agent an amount equal to the sum of the Maximum Expense Amount and the Termination Amount; and (y), the Company has deposited with a mutually acceptable escrow agent
        -
   the items set forth in Schedule D to the Option Agreement.

      (d)   by Purchaser if:

            (i)   (A) the Company fails to file (x) the Pending Reports for the
                   -                             -
   periods ending in 1997 by October 15, 1998 or (y) the Pending Reports for the
                                                  -
   periods ending in 1998 by by November 30, 1998, (B) if the Company, upon
                                                    -
   Purchaser's request (based upon Purchaser's reasonable belief that events are likely to occur that would enable Purchaser to exercise the Inkjet Option), has not placed in escrow the items set forth in Schedule D to the Option Agreement, or (C) if the Seiko Epson Agreement, in form and substance
                  -
   reasonably satisfactory to Purchaser, has not been executed and delivered by all parties thereto by November 15, 1998.

            (ii)  (A) the Company has failed by October 15, 1998 to have removed
                   -
   all Encumbrances from the assets subject to the Option Agreement (other than the O-Sub Shares) or provided to Purchaser evidence reasonably satisfactory to Purchaser that such Encumbrances will be removed prior to the exercise of the Inkjet Option or (B) any Encumbrance (other than Encumbrances existing as
                         -
   of the date hereof and Encumbrances created pursuant to the Loan Agreement or the Option Agreement) has been placed on all or any portion of the O-Sub Shares or the other assets subject to the Option Agreement, and all such Encumbrance has not been removed within 10 calendar days after Purchaser has delivered written notice to the Company requesting that such Encumbrance be removed.

            (iii) (x) Any of the representations or warranties made by the Company in this Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Purchaser in relation to its decision to consummate the transactions contemplated hereby, or (y) the Company shall
                                                        -
   have breached or failed to comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable, or is not cured within 10 business days after written notice thereof has been given by Purchaser to the Company;

            (iv) Any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Merger Sub, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Common Stock;

            (v) Since the date hereof, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect;

            (vi) if the Settlement has been rejected by a court of competent jurisdiction or otherwise terminated, and a substitute settlement that is reasonably acceptable to Purchaser has not been entered into and approved by such court within 30 days of such rejection or termination; or

            (vii) if the Company takes any of the actions described in Section
                                                                       -------
   7.1(b) or if the Board of Directors shall have resolved to take any such
   ------
   action.

       9.2  Effect of Termination.  If this Agreement is terminated and the
            ---------------------
Merger is abandoned pursuant to Section 9.1 hereof, this Agreement, except for
                                -----------
the provisions of Section 7.11(c), Section 9.2 and Article 10, shall terminate,
                  ---------------  -----------     ----------
without any liability on the part of any party or its directors, officers or stockholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

       9.3  Amendment.  To the extent permitted by applicable law, this
            ---------
Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

       9.4  Extension; Waiver.  At any time prior to the Effective Time, the
            -----------------
parties hereto, by action taken by or on behalf of the Board of Directors and Purchaser, may (i) extend the time for the performance of any of the obligations
                -
or other acts of the other parties hereto, (ii) waive any inaccuracies in the
                                            --
representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or
                     ---
conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

                              GENERAL PROVISIONS

      10.1  Nonsurvival of Representations and Warranties.  None of the
            ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

      10.2  Notices.  Any notice required to be given hereunder shall be
            -------
sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser or Merger Sub:           If to the Company:
      Gretag Imaging Group, Inc.               Raster Graphics, Inc.
      c/o Gretag Imaging, Inc.                 3025 Orchard Parkway
      2070 Westover Road                       San Jose, CA  95134
      Chicopee, MA 01022

Telephone:   (413) 593-6900               Telephone:  (408) 232-4000
Facsimile:   (413) 788-0940               Facsimile:  (408) 232-4100
Attention:   William Recker               Attention:  Rakesh Kumar

With a copy to:

Gretag Imaging Holding AG
Althardstrasse 70
CH-8105 Regensdorf Switzerland
Telephone:   (011-411) 842-2092
Facsimile:   (011-411) 842-2411
Attention:   Dr. Eduard Brunner

With a copy to:                          With a copy to:

Debevoise & Plimpton                     Venture Law Group
875 Third Avenue                         2800 Sand Hill Road
New York, New York  10022                Menlo Park, CA 94025
Telephone: (212) 909-6000                Telephone:  (650) 854-4488
Facsimile: (212) 909-6836                Facsimile:  (650) 854-1121
Attention: Christopher Smeall, Esq.      Attention:  Edmund S. Ruffin, Jr., Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      10.3  Assignment; Binding Effect.  Neither this Agreement nor any of the
            --------------------------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser
                                      --------  -------
or Merger Sub (or both) may assign its rights hereunder to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 4.2(a) and 4.2(d), nothing in this Agreement,
                  ---------------     ------
expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.4  Entire Agreement.  This Agreement, the Disclosure Letter, the Option
            ----------------
Agreement, the Loan Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof or therewith and supersede all prior agreements and understandings among the parties with respect thereto.

      10.5  Fees and Expenses.
            -----------------

      (a)   Except as provided in Section 10.5(b), whether or not the Merger is
                                  ---------------
consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      (b)   If this Agreement is terminated by the Company pursuant to Section
                                                                       -------
9.1(b)(iii) or 9.1(c)(ii) or by Purchaser pursuant to 9.1(d)(i)(A)(x) (but only
-------------------------
if all the relevant Pending Reports continue not to be filed on November 30,
1998), 9.1(d)(iii),

9.1(d)(vi) or 9.1(d)(vii), the Company shall pay Purchaser as promptly as practicable in same-day funds an aggregate amount equal to the Purchaser Expenses. "Purchaser Expenses" shall mean the documented reasonable
           ------------------
out-of-pocket expenses of Purchaser, Merger Sub and their respective affiliates incurred in connection with or arising out of the Merger, this Agreement, the Option Agreement (including the exercise thereof), the Loan Agreement (other than those expenses explicitly covered therein) and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers (if any), information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided, that in no
                                                          --------
event shall Purchaser Expenses exceed $1,000,000 (the "Maximum Expense Amount");
                                                       ----------------------
and provided further, that if (a) for any reason the Purchaser is unable to
    ----------------
consummate the purchase of the Inkjet Business (as defined in the Option Agreement) in accordance with the Option Agreement at the Combined Closing Date (as defined in the Option Agreement) following any termination of this Agreement pursuant to Section 9.1(b)(iii), 9.1(c)(ii), 9.1(d)(iii) or 9.1(d)(vii) or (b) at any time following the consummation of the purchase of such Inkjet Business Purchaser is required to rescind or unwind such purchase or pay damages to the Company or any other Person (whether pursuant to a judgment or award or by reason of any settlement of any judicial or arbitral proceeding) as a result of or in connection with such purchase, then the Company shall promptly pay to Purchaser the sum of $500,000 (the "Termination Amount") in immediately
                                    ------------------
available funds in addition to the Purchaser Expenses.

      (ii)  If this Agreement is terminated by the Company pursuant to Section
                                                                       -------
9.1(c)(i), Purchaser shall pay the Company as promptly as practicable in same-
---------
day funds an aggregate amount equal to the Company Expenses.  "Company Expenses"
                                                               ----------------
shall mean the documented reasonable out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers, information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided that in no event shall Company
                                  --------
Expenses exceed $1,000,000; and provided further that Company Expenses shall not
                                -------- -------
include any fees and expenses that would have been incurred by the Company or its affiliates regardless of whether Purchaser and the Company had negotiated and executed this Agreement or the Option Agreement (including, without limitation, fees and expenses paid or payable to accountants with respect to the preparation, restatement and filing of the Pending Reports, and amounts paid or payable to investment bankers, counsel and consultants for advice given with respect to the general solicitation of potential acquirors of the Company).

      (c) Each of the Company and Purchaser acknowledges that the agreements contained in Section 10.5(b) are an integral part of the transactions
             ---------------
contemplated by this Agreement, and that, without these agreements, Purchaser, on the one hand, and the Company on the other would not enter into this Agreement; accordingly, if the Company or Purchaser fails to promptly pay any amounts owing pursuant to this Section 10.5(b) when due, the Company or
                               ---------------
Purchaser shall in addition thereto pay to Purchaser or the Company, as the case may be, all costs and expenses (including, pursuant to Section 10.5(b), fees and
                                                       ---------------
disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Purchaser or the Company, as the case may be, at the prime rate of Citibank, N.A. as in effect from time to time during such period.

      10.6  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation
                                       ---------------
arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

      10.7  Headings.  Headings of the Articles and Sections of this Agreement
            --------
are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      10.8  Interpretation.  In this Agreement, unless the context otherwise
            --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and
                                                    ----------    ---------
"associate" shall have the meanings ascribed thereto in Rule 12b-2 under the
 ---------
Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock, other than directors' qualifying shares, are beneficially owned by such other party. As used in this Agreement, the words "to the knowledge of the Company" shall mean the knowledge of the directors and senior officers of the Company, after reasonable investigation.

      10.9  Investigations.  No action taken pursuant to this Agreement,
            --------------
including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     10.10  Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.11  Enforcement of Agreement.
            ------------------------

      (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

      (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

     10.12  Counterparts.  This Agreement may be executed by the parties hereto
            ------------
in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              RASTER GRAPHICS, INC.


                              By: /s/ Rak Kumar
                                  ----------------------
                              Name: Rak Kumar
                              Title: President & CEO


                              GRETAG IMAGING GROUP, INC.


                              By: /s/ Dr. Eduard Brunner
                                  ----------------------
                              Name: Dr. Eduard Brunner
                              Title: Treasurer


                              GRETAG ACQUISITION CORP.


                              By: /s/ Dr. Eduard Brunner
                                  ----------------------
                              Name: Dr. Eduard Brunner
                              Title: Treasurer